Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES SECOND QUARTER EARNINGS; CONFIRMS FULL YEAR EARNINGS GUIDANCE AND RAISES ESTIMATE OF EXPECTED CASH GENERATION

Highlights

•Record net income of $0.85 per diluted share
•Achieved record Segment Income for Dispensing and Specialty Closures and Custom Containers
•Volume increase of 10 percent over prior year record volume in the Dispensing and Specialty Closures segment
•Maintains estimated full year 2021 adjusted earnings per diluted share growth of 10.3 percent at midpoint of range over record 2020 levels
•Free cash flow guidance increased to $400 million, exceeding initial expectations following the acquisition of Albéa's dispensing operations

STAMFORD, CT, July 28, 2021 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, today reported record second quarter 2021 net income of $94.5 million, or $0.85 per diluted share, as compared to second quarter 2020 net income of $78.2 million, or $0.70 per diluted share.
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SILGAN HOLDINGS
July 28, 2021

Adjusted net income per diluted share for the second quarter of 2021 was $0.85. Adjusted net income per diluted share for the second quarter of 2020 was also $0.85, after adjustments increasing net income per diluted share by $0.15. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“We are very pleased to have maintained exceptionally strong performance levels in the second quarter of 2021, delivering earnings of $0.85 per diluted share which matches the unprecedented pandemic driven second quarter 2020 results,” said Tony Allott, Chairman and CEO. “Our Dispensing and Specialty Closures segment continued to benefit from strengthening beauty and fragrance markets and the inclusion of the Albéa operations. This continued volume growth along with great operating performance more than offset the significant unfavorable impact of unprecedented spikes in raw material costs and the contractual lags in passing these on to customers. Our Metal Container segment continued to experience sustained strong demand levels but was challenged by lower inventory levels to meet this demand, largely as a result of unacceptable steel supply performance, and by tight labor markets across the supply chain. Our Custom Container segment once again delivered improved profitability primarily on the strength of its product mix and operating performance, despite the anticipated decline in volumes and the impact of significant raw material inflation,” continued Mr. Allott. “While the raw material and labor supply challenges are real across all of our operating segments and will continue to have a negative impact on the rest of the year, given other areas of strong performance we are holding our estimate of full year 2021 adjusted earnings per diluted share in a range of $3.30 to $3.45, which represents a 10.3 percent increase at the midpoint over record 2020 levels. We are also increasing our free cash flow estimate to approximately $400 million from $380 million primarily due to anticipated lower ending inventory levels. For the third quarter of 2021, we anticipate adjusted earnings per diluted share in a range of $0.95 to $1.10, as compared to a record $1.04 in the third quarter of 2020. Our current third quarter estimate anticipates continued strong product demand in key markets and a robust harvest, which will be partially offset by ongoing raw material and labor supply challenges,” concluded Mr. Allott.

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SILGAN HOLDINGS
July 28, 2021

Net sales for the second quarter of 2021 were $1.35 billion, an increase of $172.2 million, or 14.6 percent, as compared to the same period in the prior year. This increase was the result of higher net sales in all segments.

Income before interest and income taxes for the second quarter of 2021 was a record $153.0 million, an increase of $21.8 million, or 16.6 percent, as compared to $131.2 million for the second quarter of 2020, and margins increased to 11.3 percent from 11.2 percent for the same periods. The increase in income before interest and income taxes was the result of higher income in the Dispensing and Specialty Closures and Custom Container segments, lower corporate expenses primarily related to prior year costs of $16.1 million for announced acquisitions and lower rationalization charges, partially offset by lower income in the Metal Container segment. Rationalization charges were $0.4 million and $2.0 million in the second quarters of 2021 and 2020, respectively. The second quarter of 2020 also included the negative impact of a $3.5 million charge related to the purchase accounting write-up of inventory for the dispensing operations acquired from the Albéa Group in June 2020.

Interest and other debt expense for the second quarter of 2021 was $26.4 million, an increase of $0.6 million as compared to the second quarter of 2020. This increase was primarily due to higher weighted average outstanding borrowings during the quarter as a result of the acquisition of the dispensing operations of Albéa, partially offset by lower weighted average interest rates during the current quarter due to lower variable market rates.

The effective tax rates were 25.3 percent and 25.8 percent for the second quarters of 2021 and 2020, respectively.

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $545.8 million in the second quarter of 2021, an increase of $135.3 million, or 33.0 percent, as compared to $410.5 million in the second quarter of 2020. This increase was primarily the result of higher unit volumes of approximately 10 percent, the pass through of higher raw material costs and favorable foreign currency translation. The increase in unit volumes was principally the result of volumes from the dispensing operations of Albéa acquired in June 2020 and a strong recovery in the beverage, beauty and fragrance markets, partially offset by a decrease in volumes for hygiene and home
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SILGAN HOLDINGS
July 28, 2021

cleaning products as compared to the initial pantry filling in response to the emerging pandemic in the second quarter of 2020.

Segment income of the Dispensing and Specialty Closures segment for the second quarter of 2021 increased $15.2 million to a record $73.8 million, nearly half of the total for the Company, as compared to $58.6 million in the second quarter of 2020, while segment income margin decreased to 13.5 percent from 14.3 percent for the same periods. The increase in segment income was primarily due to higher unit volumes, strong operating performance and the inclusion in the prior year of a $3.5 million charge for the purchase accounting write-up of inventory of the operations acquired from Albéa, partially offset by the unfavorable impact in the current year period from the delayed pass through of significantly higher resin costs and foreign currency transaction losses.

Metal Containers
Net sales of the Metal Container segment were $624.5 million for the second quarter of 2021, an increase of $27.3 million, or 4.6 percent, as compared to $597.2 million in the second quarter of 2020. This increase was primarily the result of the pass through of higher raw material and other manufacturing costs, favorable foreign currency translation and a more favorable mix of products sold, partially offset by lower unit volumes of approximately 2 percent. Were it not for production shortfalls caused by raw material and labor supply challenges across the supply chain, volumes for the Metal Container segment would have exceeded prior year record levels.

Segment income of the Metal Container segment in the second quarter of 2021 was $58.6 million, a decrease of $13.2 million as compared to $71.8 million in the second quarter of 2020, and segment income margin decreased to 9.4 percent from 12.0 percent over the same periods. The decrease in segment income was primarily attributable to higher production costs, less efficient manufacturing processes and lower production and volume levels, all due in large part to significant raw material and labor supply challenges, partially offset by higher pension income and lower rationalization charges. Rationalization charges were $0.2 million and $1.2 million in the second quarters of 2021 and 2020, respectively.

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SILGAN HOLDINGS
July 28, 2021

Custom Containers
Net sales of the Custom Container segment were $178.4 million in the second quarter of 2021, an increase of $9.6 million, or 5.7 percent, as compared to $168.8 million in the second quarter of 2020. This increase was principally due to the pass through of higher raw material costs, a more favorable mix of products sold and favorable foreign currency translation, partially offset by lower volumes of approximately 11 percent. The decline in volumes in 2021 was due primarily to unprecedented demand in the prior year quarter for cleaning and sanitizing products as a result of the initial pantry filling in response to the emerging pandemic.

Segment income of the Custom Container segment in the second quarter of 2021 was $27.2 million, an increase of $4.2 million as compared to $23.0 million in the second quarter of 2020, and segment income margin increased to 15.2 percent from 13.6 percent over the same periods. The increase in segment income was primarily attributable to a more favorable mix of products sold, strong operating performance and the inclusion in the prior year quarter of a $2.8 million charge for a non-commercial legal dispute relating to prior periods, partially offset by lower volumes and the unfavorable impact in the current year period from the delayed pass through of higher resin costs.

Six Months
Net income for the first six months of 2021 was $167.8 million, or $1.51 per diluted share, as compared to net income of $135.8 million, or $1.22 per diluted share, for the first six months of 2020. Adjusted net income per diluted share for the first six months of 2021 was a record $1.60, an increase of 12.7 percent as compared to $1.42 in the prior year period, after adjustments increasing net income per diluted share by $0.09 for the first six months of 2021 and by $0.20 for the first six months of 2020.

Net sales for the first six months of 2021 increased $380.0 million, or 17.2 percent, to $2.59 billion as compared to $2.21 billion for the first six months of 2020. This increase was primarily a result of higher unit volumes in each of the Dispensing and Specialty Closures and Metal Container segments, the pass through of higher raw material costs, the impact of favorable foreign currency translation and a more favorable mix of products sold in the Dispensing and Specialty Closures and Custom Container segments, partially offset by lower
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SILGAN HOLDINGS
July 28, 2021

volumes in the Custom Container segment and a higher percentage of smaller cans sold in the Metal Container segment.

Income before interest and income taxes for the first six months of 2021 was $279.5 million, an increase of $46.1 million as compared to the same period in 2020, and margins increased to 10.8 percent from 10.6 percent for the same periods. The increase in income before interest and income taxes was primarily due to higher unit volumes in the Dispensing and Specialty Closures and Metal Container segments, a more favorable mix of products sold and strong operating performance in each of the Dispensing and Specialty Closures and Custom Container segments, lower corporate expenses, higher pension income, the negative impact in the prior year period of a $3.5 million charge from the purchase accounting write-up of inventory of the dispensing operations acquired from Albéa and the inclusion in the prior year period of a $2.8 million charge for a non-commercial legal dispute relating to prior periods in the Custom Container segment. These increases were partially offset by the unfavorable impact in the current year period from the delayed pass through of significantly higher resin costs, higher operating costs and lower production levels in the Metal Container segment, lower volumes in the Custom Container segment, higher rationalization charges, a higher percentage of smaller cans sold in the Metal Container segment and foreign currency transaction losses. Corporate expenses were lower for the first six months of 2021 primarily as a result of acquisition related costs and the one-time plant employee incentive payments incurred in the first six months of 2020. Acquisition related costs were $18.3 million in the first six months of 2020. Rationalization charges were $10.7 million and $4.7 million in the first six months of 2021 and 2020, respectively.

Interest and other debt expense before loss on early extinguishment of debt for the first six months of 2021 was $52.8 million, an increase of $3.5 million as compared to the same period in 2020. This increase was primarily due to higher weighted average outstanding borrowings as a result of the acquisition of the dispensing operations of Albéa in June 2020, partially offset by lower weighted average interest rates during the current period due to lower variable market rates. Loss on early extinguishment of debt was $0.9 million and $1.5 million for the first six months of 2021 and 2020, respectively.

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SILGAN HOLDINGS
July 28, 2021

The effective tax rate for the first six months of 2021 was 25.7 percent as compared to 25.6 percent for the first six months of 2020.

Outlook for 2021
The Company maintained its estimate of adjusted net income per diluted share for the full year of 2021 in the range of $3.30 to $3.45, a 10.3 percent increase at the midpoint of such range over record adjusted net income per diluted share of $3.06 in 2020.

The Company is also providing an estimate of adjusted net income per diluted share for the third quarter of 2021 in the range of $0.95 to $1.10, as compared to a record $1.04 in the third quarter of 2020. Given the uncertainties of the timing of the fruit and vegetable harvest in the U.S. and Europe, the results of the back half of the year could shift between the third and fourth quarters.

The third quarter and full year estimates of adjusted net income per diluted share for 2021 exclude the impact from rationalization charges and loss on early extinguishment of debt and are predicated on the ability to obtain adequate raw material supply and to benefit from the lagged pass through of higher resin costs as these costs are expected to begin to abate.

Conference Call
Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the second quarter of 2021 at 11:00 a.m. eastern time on July 28, 2021. The toll free number for those in the U.S. and Canada is (888) 204-4368, and the number for international callers is (313) 209-4906. For those unable to listen to the live call, a taped rebroadcast will be available through August 11, 2021. To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820. The pass code for the rebroadcast is 8213556.

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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $4.9 billion in 2020. Silgan operates 109 manufacturing facilities in North and South America, Europe and Asia. The Company is a
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SILGAN HOLDINGS
July 28, 2021

leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2020 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter ended June 30,
(Dollars in millions, except per share amounts)

	Second Quarter		Six Months
	2021	2020	2021	2020

Net sales	$1,348.7	$1,176.5	$2,586.8	$2,206.8

Cost of goods sold	1,113.8	952.4	2,130.4	1,797.6

Gross profit	234.9	224.1	456.4	409.2

Selling, general and administrative expenses	94.3	100.6	191.8	190.5

Rationalization charges	0.4	2.0	10.7	4.7

Other pension and postretirement income	(12.8)	(9.7)	(25.6)	(19.4)

Income before interest and income taxes	153.0	131.2	279.5	233.4

Interest and other debt expense before loss on early extinguishment of debt	26.4	25.8	52.8	49.3

Loss on early extinguishment of debt	—	—	0.9	1.5

Interest and other debt expense	26.4	25.8	53.7	50.8

Income before income taxes	126.6	105.4	225.8	182.6

Provision for income taxes	32.1	27.2	58.0	46.8

Net income	$94.5	$78.2	$167.8	$135.8

Earnings per share:
Basic net income per share	$0.86	$0.70	$1.52	$1.22
Diluted net income per share	$0.85	$0.70	$1.51	$1.22

Cash dividends per common share	$0.14	$0.12	$0.28	$0.24

Weighted average shares (000's):
Basic	110,442	110,901	110,323	110,879
Diluted	111,103	111,334	111,066	111,380

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)

	Second Quarter		Six Months
	2021	2020	2021	2020
Net sales:
Dispensing and Specialty Closures	$545.8	$410.5	$1,055.1	$767.6
Metal Containers	624.5	597.2	1,178.6	1,105.7
Custom Containers	178.4	168.8	353.1	333.5
Consolidated	$1,348.7	$1,176.5	$2,586.8	$2,206.8

Segment income:
Dispensing and Specialty Closures (a)	$73.8	$58.6	$139.5	$103.8
Metal Containers (b)	58.6	71.8	104.2	119.3
Custom Containers (c)	27.2	23.0	51.7	45.0
Corporate (d)	(6.6)	(22.2)	(15.9)	(34.7)
Consolidated	$153.0	$131.2	$279.5	$233.4

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	June 30,	June 30,	Dec. 31,
	2021	2020	2020
Assets:
Cash and cash equivalents	$164.8	$191.1	$409.5
Trade accounts receivable, net	891.8	729.3	619.5
Inventories	907.8	821.4	677.5
Other current assets	88.8	85.9	92.6
Property, plant and equipment, net	1,832.9	1,729.5	1,840.8
Other assets, net	2,838.2	2,815.9	2,871.7
Total assets	$6,724.3	$6,373.1	$6,511.6

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,074.2	$971.7	$1,163.5
Current and long-term debt	3,417.3	3,497.8	3,251.3
Other liabilities	844.2	813.9	843.9
Stockholders' equity	1,388.6	1,089.7	1,252.9
Total liabilities and stockholders' equity	$6,724.3	$6,373.1	$6,511.6

(a)Includes rationalization charges of $0.1 million and $0.7 million for the three months ended June 30, 2021 and 2020, respectively, and $5.3 million and $1.4 million for the six months ended June 30, 2021 and 2020, respectively. Includes a charge for the write-up of inventory for purchase accounting of $3.5 million as a result of the acquisition of the dispensing operations from Albéa for each of the three and six months ended June 30, 2020.
(b)Includes rationalization charges of $0.2 million and $1.2 million for the three months ended June 30, 2021 and 2020, respectively, and $5.2 million and $3.1 million for the six months ended June 30, 2021 and 2020, respectively.
(c)Includes rationalization charges of $0.1 million for each of the three months ended June 30, 2021 and 2020 and $0.2 million for each of the six months ended June 30, 2021 and 2020.
(d)Includes costs attributed to announced acquisitions of $16.1 million and $18.3 million for the three and six months ended June 30, 2020, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the six months ended June 30,
(Dollars in millions)

	2021	2020
Cash flows provided by (used in) operating activities:
Net income	$167.8	$135.8
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	122.4	104.2
Rationalization charges	10.7	4.7
Loss on early extinguishment of debt	0.9	1.5
Other changes that provided (used) cash, net of effects from acquisitions:
Trade accounts receivable, net	(277.8)	(179.9)
Inventories	(233.8)	(148.1)
Trade accounts payable and other changes, net	0.4	18.1
Net cash used in operating activities	(209.4)	(63.7)

Cash flows provided by (used in) investing activities:
Purchase of businesses, net of cash acquired	2.3	(941.1)
Capital expenditures	(123.6)	(106.4)
Other investing activities	4.9	0.9
Net cash used in investing activities	(116.4)	(1,046.6)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(31.6)	(27.1)
Changes in outstanding checks - principally vendors	(84.2)	(79.0)
Shares repurchased under authorized repurchase program	—	(6.9)
Net borrowings and other financing activities	198.6	1,213.3
Net cash provided by financing activities	82.8	1,100.3

Effect of exchange rate changes on cash and cash equivalents	(1.7)	(2.7)

Cash and cash equivalents:
Net decrease	(244.7)	(12.7)
Balance at beginning of year	409.5	203.8
Balance at end of year	$164.8	$191.1

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and six months ended June 30,

Table A

	Second Quarter		Six Months
	2021	2020	2021	2020

Net income per diluted share as reported	$0.85	$0.70	$1.51	$1.22

Adjustments:
Rationalization charges	—	0.01	0.08	0.03
Costs attributed to announced acquisitions	—	0.12	—	0.14
Purchase accounting write-up of inventory	—	0.02	—	0.02
Loss on early extinguishment of debt	—	—	0.01	0.01
Adjusted net income per diluted share	$0.85	$0.85	$1.60	$1.42

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and year ended,

Table B

	Third Quarter,			Year Ended
	September 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2021	2021	2020	2021	2021	2020

Net income per diluted share as estimated
for 2021 and as reported for 2020	$0.94	$1.09	$1.01	$3.19	$3.34	$2.77

Adjustments:
Rationalization charges	0.01	0.01	0.02	0.10	0.10	0.11
Costs attributed to announced acquisitions	—	—	0.01	—	—	0.15
Purchase accounting write-up of inventory	—	—	—	—	—	0.02
Loss on early extinguishment of debt	—	—	—	0.01	0.01	0.01
Adjusted net income per diluted share
as estimated for 2021 and presented for 2020	$0.95	$1.10	$1.04	$3.30	$3.45	$3.06

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions, the impact from the charge for the write-up of acquired inventory required under purchase accounting and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The write-up of acquired inventory required under purchase accounting is also viewed by management as part of the acquisition and is a non-cash charge that is not considered to be indicative of the on-going performance of the acquired operations. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.